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                                                                    Exhibit 23.7

                        CONSENT OF ABN AMRO INCORPORATED

We hereby consent to the references to our firm under the captions "SUMMARY - Stock Issuance and Change of Control - Opinion of our financial advisor, " "PROPOSAL NO.1 STOCK ISSUANCE AND CHANGE OF CONTROL - Background of the Merger," "PROPOSAL NO.1 STOCK ISSUANCE AND CHANGE OF CONTROL - Our Reasons for the Merger; Recommendations of Our Board of Directors," "PROPOSAL NO.1 STOCK ISSUANCE AND CHANGE OF CONTROL - Opinion of ABN AMRO" in the Proxy Statement and Prospectus, each included in the Registration Statement on Form S-4 relating to the proposed merger of a subsidiary of Florafax International, Inc. with and into Gerald Stevens, Inc., and to the inclusion of our opinion letter as Appendix B in the Proxy Statement/Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor to do we admit that we are experts with respect to any part of such Registration Statement within the meaning of "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                  ABN AMRO INCORPORATED

April 8, 1999                                     By:  /s/ Philip R. Clarke III
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